General Terms for the Employment Agreement of Michael Klein ("Employee")

1. Employer:
Employee shall be employed by SpaceLogic Ltd. (the "Company"), a subsidiary of MBYI ("MBYI").

2. Employment Duties:
Employee shall perform the responsibilities of Chief Operating Officer and shall also act as the Marketing and Sales Director of its Baggage Handling business. Employee shall devote his full business time and attention to the business of the Company, and shall not become engaged in any other occupation for compensation while employed hereunder, unless the Employee has first received the Company's written consent for such other occupation. Subject to the mutual consent of the parties, Employee's position in the Company may be changed to any other executive position therein, in which case all other provisions of this Agreement shall continue to apply.

3. Term:
Employee's employment under the Employment Agreement (the "Agreement") commences as of January 1st 2005, and shall continue for no less than 3 years after commencement of this Agreement (the "Initial Period"). Following the lapse of the Initial Period, this Agreement may be terminated by either party without Cause, upon an advanced notice of 120 days.

3.1. Notwithstanding anything herein to the contrary, the Company may terminate this Agreement at any time (including, for the avoidance of doubt, prior to the lapse of the Initial Period) for "Cause" (as hereinafter defined) as determined by the Company's Board of Directors. In such event this Agreement shall be deemed effectively terminated as of the time of delivery of such notice.

For the purpose hereof, the term "Cause" shall mean: termination of employment as a result of the occurrence of any one of the following: (i) fraud, embezzlement, dishonesty, or commission of an act of moral turpitude which results in either civil or criminal liability; (ii) the Employee's intentional failure, or willful refusal without proper cause, to perform his duties under this Agreement or the reasonable and proper instructions of the Board of Directors, which breach or failure is not cured within 14 days following notice thereof; (iii) the Employee deliberately causes harm to the Company's business affairs, or breaches his trust or fiduciary duties towards the Company or its affiliate companies; (iv) the Employee breaches the confidentiality and/or non-competition provisions of this Agreement, provided, however, that with respect to a breach which is not material - only to the extent that such breach was not cured within 14 days following notice thereof.

3.2. For the purpose hereof, this Agreement shall be deemed to have been constructively terminated by the Company without Cause in the event that any of the following occurs: (a) a material reduction in Employee's terms of employment or compensation (other than a reduction generally applicable to

service providers, executive officers and employees of the Company and in general similar proportion as for other employees and executive officers), or, (b) Employee ceases to hold the title and position of Chief Operating Officer or Marketing and Sales Director of its Baggage and Materials Handling business of the Company without Employee's consent, or (c) a breach by Company or its successor of any of its material obligations under this Agreement or any other written and executed agreement between the Employee and the Company. Such termination as specified in this section 3.2 will not release the Company of its obligations for compensations and benefits through the Initial Period of this agreement.

4. Compensation:

4.1. Fixed Salary. Employee shall receive from the Company a fixed monthly Gross Salary of 15,000 US Dollars or in an equal amount in NIS (the "Gross Salary"), exclusive of amounts payable by the Company for Manager's Benefits, as set forth hereinafter. Said Gross Salary shall be payable to the Employee on a monthly basis. Employee's salary shall be linked to the representative rate of exchange of the U.S. Dollar as published by the Bank of Israel ("RRE") and known on the date of actual payment of each monthly payment, provided, however, that in no event shall the RRE be lower than NIS 4.40. Employee's salary shall be reviewed annually by the Board of Directors of the Company and will be increased if Company's performances have substantially improved as decided by the sole discretion of the Board of Directors of the Company.

4.2. Bonus

The Board of Directors of the Company may, in its sole discretion, allot to the Employee a performance bonus at the end of each year, commencing on the first anniversary of the employment agreement. Employee's entitlement to such bonus and the amount thereof, if at all, shall be in the sole discretion of the Board of Directors of the Company.

4.3. Vacation. Employee shall accrue paid vacation at the rate of 24 working days for each twelve (12) months of employment, to be taken at times in coordination with the Company. Employee may not accumulate his vacation days for more than twenty-four (24) months of employment.

4.4. Sick Leave. Employee shall accrue sick leave at the same rate generally available to the Company' management level employees.

5. Benefits.

5.1. Pension/ Severance /Disability Insurance. During the term of Employee's employment, Employee shall be entitled to Manager's Insurance in an amount equal to 15.83% of the salary, which shall be paid monthly to said Manager's Insurance Plan directly by the Company. The insurance shall be allocated as follows: (i) 8.33% in respect of severance compensation, (ii) 5% in respect of pension and (iii) 2.5% in respect of disability. An additional 5% of the Gross Salary shall be deducted by the Company from the monthly payment of

Employee's salary as Employee's contribution to said Manager's Insurance. Ownership of the Manager's Insurance policy will be automatically transferred to Employee upon termination of his employment with the Company, unless his employment was terminated by the Company for Cause.

5.2. Education Fund. The Company shall contribute to a Continuing Education Fund for the benefit of Employee, in an amount equal to 7.5% of his Gross Salary per month, ***up to the maximum amount which is recognized by the tax authorities***, subject to Employee's contribution of an additional 2.5% of his Gross Salary per month.

6. Expenses. The Company shall reimburse Employee for his normal and reasonable expenses incurred for travel, entertainment and similar items in promoting and carrying out the business of the Company in accordance with the Company' general policy, in effect from time to time. As a condition of reimbursement, Employee agrees to provide the Company with of all available invoices and receipts, and otherwise account to the Company in sufficient detail to allow the Company to claim an income tax deduction for such paid item, if item is deductible. Reimbursement shall be made on a monthly, or more frequent, basis. In addition the company will reimburse its employee as follows:

6.1. Automobile. The Company shall provide the Employee with a Manager's type automobile. The Company shall pay all actual maintenance, gas and insurance expenses of the automobile. All tax obligations related to the automobile shall be borne by the Company.

6.2. Office utilities at home. The Company shall bear all expenses incurred in connection with the maintenance of dedicated telephone line in the Employee's home, solely for the purpose of enabling the Employee to conduct business affairs from his home. The Company shall also provide Employee with a cellular phone to be used for business purposes. All tax obligations related to the maintenance of such supplies, equipment and services shall be borne by the Company.

7. Confidentiality.
Employee will sign confidentiality, non-disclosure and a non-competition agreement in the form acceptable to the Company.

8. Corporate Opportunities. In the event that during the employment term, any business opportunity related to the Company or MBYI's business shall come to Employee's knowledge, Employee shall promptly notify the Company's Boards of Directors of such opportunity. Employee shall not appropriate for himself or for any other person other than the Company, any such opportunity, except with the express written consent of the Board of Directors, in advance. Employee's obligation to notify the Company and to refrain from appropriating all such opportunities shall survive this Agreement and shall neither be limited by, nor shall such duty limit, the application of the general law of Israel relating to the fiduciary duties of an agent or employee.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. All disputes between the parties shall be adjudicated exclusively in the courts of the district of Tel - Aviv, Israel.

10. Directors and Officers Insurance. Each of the Company and MBYI shall obtain a customary directors and office holders insurance for the Employee (which shall include, inter-alia, "run-off" provisions and an obligation to pay Employee's legal expenses on the date that such expenses are actually incurred) and each shall indemnify and exempt the Employee from any liability assumed in his capacity as an office holder of the Company and/or MBYI, all in accordance with the Company's Articles of Association and with the Israeli Companies Law-1999, or with MBYI's Bylaws and Certificate of Incorporation and applicable US laws, respectively.

11. At the option of the Employee, the parties will enter into a Services Agreement, pursuant to which the Employee shall be retained by the Company as an independent contractor and shall perform the responsibilities of its Chief Operating Officer and Marketing and Sales Director of the Company's Baggage and Materials Handling business, in such a manner that shall not alter the economic benefits conferred upon the parties as contemplated herein.

12. Condition Precedent. This Agreement is conditional upon the closing of the transaction contemplated under that certain Letter of Intent dated December 20th, 2004 for a proposed Share Exchange Agreement (the "Exchange Agreement") between the Company and MBYI. This Agreement shall not become effective until, and shall be deemed to have immediately and automatically come into effect at, the Closing of the Exchange Agreement (such date shall be referred to as the "Effective Date" of this Agreement).

DATED: February 17, 2005.

Michael Klein

SpaceLogic Ltd.